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                                                                      EXHIBIT 21

LIST OF SUBSIDIARIES

HWT, Inc. (Delaware corporation, approximately 80% owned by Sapient Corporation)

Sapient Australia Pty. Ltd. (Australian company, wholly-owned)

Sapient Canada Inc. (Ontario corporation, wholly-owned)

Sapient Corporation Private Limited (India corporation, wholly-owned)

Sapient GmbH, a Dusseldorf corporation (German corporation, wholly-owned)

Sapient Government Services, Inc. (Delaware corporation, wholly-owned)

Sapient Limited (UK limited liability company, wholly-owned)

Sapient Netherlands, B.V. (Netherlands corporation, wholly-owned)

Sapient Securities Corporation (Massachusetts corporation, wholly-owned)